CONFORMED COPY



               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 10549



                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  June 15, 1995


                                THE ALLEN GROUP INC.
       (Exact name of Registrant as specified in charter)


Delaware                          1-6016          38-0290950
(State or Other Jurisdiction   (Commission     (IRS Employer
 of Incorporation)              File Number)    Identification No.)


25101 Chagrin Boulevard, Beachwood, Ohio                   44122
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code 216-765-5818


                        Not Applicable
  (Former Name or Former Address, if Changed Since Last Report)











           Exhibit Index is on page 3 of this Report.

                       Page 1 of 7 pages.


Item 5.   Other Events

               On June 15, 1995, The Allen Group Inc. (the
          "Company") announced that its Board of Directors authorized its management to pursue a tax-free spin-off of a new company consisting of its Crown and G&O Manufacturing divisions, which comprise the Company's Truck Products segment, together with GO/DAN Industries ("GDI"), a manufacturer of heat transfer products for the automotive aftermarket.

               The Company also announced that subsidiaries of the Company and Handy & Harman have entered into an agreement, together with GDI, whereby Handy & Harman will receive approximately $25 million in total cash consideration for its interest in GDI. The Company's subsidiaries will own 100% of GDI after this transaction.

               A press release dated June 15, 1995 announcing the tax-free spin-off and the GDI transaction is included as
          Exhibit 99 of this report and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Events

          (c)  Exhibits

               (99)   News Release dated June 15, 1995.




                           SIGNATURES

               Pursuant to the requirements of the Securities
          Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   THE ALLEN GROUP INC.
                                   (Registrant)




                                   By:\s\ Robert A. Youdelman
                                      Robert A. Youdelman
                                      Senior Vice President-Finance






DATE:    June 23, 1995




                      THE ALLEN GROUP INC.
                          EXHIBIT INDEX


Exhibit Number:                                            Page

     (99) Press Release dated June 15, 1995................  5





























                                        FOR IMMEDIATE RELEASE



                 ALLEN GROUP ANNOUNCES SPIN-OFF
                 OF ITS TRUCK PRODUCTS BUSINESS


     BEACHWOOD, OHIO, June 15, 1995 -- The Allen Group Inc. announced today that its Board of Directors has authorized its management to pursue a tax-free spin-off of a new company consisting of its Crown and G&O Manufacturing Company divisions, which comprise The Allen Group's Truck Products segment, together with GO/DAN Industries, a manufacturer of heat transfer products for the automotive aftermarket.

     The three businesses that will comprise the new company manufacture and sell products for the automotive and truck industries, both to the original equipment manufacturers and the aftermarket. The new entity will have the financial strength and management focus to become a more significant participant in the auto/truck industry. In 1994 the three businesses had total sales of $243.8 million. These businesses will be totally dedicated to continuous improvement in service to their respective customers with a commitment to increase their market penetration and maximize future returns to shareholders. The three businesses have manufacturing and distribution facilities totalling 727,000 square feet and employ 2,000 people. It is anticipated that Hank McHale, currently President and CEO of GO/DAN, will become President and CEO of the combined entity with its headquarters in New Haven, Connecticut.

     The Allen Group will concentrate primarily on its wireless communications equipment and services business, as well as its participation in the evolving centralized automotive emissions testing business. Both of these businesses are expected to grow rapidly in their respective marketplaces. These businesses generated sales totalling $216.4 million in 1994. They currently have facilities of 941,000 square feet and employ 2,700 people worldwide.

     Robert G. Paul, President and CEO of The Allen Group, stated:
"The spin-off we are pursuing will enable the two separate companies to reach their maximum potential by providing each with a highly focused management team and strong financial resources for future growth. The Allen Group, as a more highly focused telecommunications company, should also be able to utilize its stock as a possible acquisition currency for future growth in the telecommunications industries. We are very excited about the opportunities that the spin-off presents for both our telecommunications and automotive truck businesses."



     Allen Group and Handy & Harman subsidiaries, which each currently own 50% of GO/DAN through a partnership joint venture, have entered into an agreement together with GO/DAN, whereby Handy & Harman will receive approximately $25 million in total cash consideration for its interest in GO/DAN. Allen's subsidiaries will own 100% of GO/DAN after this transaction.

     The spin-off of Allen's resulting interests in Crown, G&O and GO/DAN, is subject to certain governmental regulatory approvals and/or clearances, final authorization by the Allen Group Board of Directors and the consummation of the separate financing arrangements that will be required for the new company. Subject to these matters, it is anticipated that the spin-off will be implemented before the end of 1995.

     The Allen Group Inc. (NYSE symbol - ALN) manufactures and markets electronic and other mobile communications products for the wireless telecommunications industry, produces and sells truck components and operates centralized automotive emissions inspection programs.
                              -30-


For further information contact:   Robert A. Youdelman
                                   216-765-5820